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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number  1-13080

                              GROVE PROPERTY TRUST
                              --------------------
           (Exact name of registrant as specified in its charter)

                     598 ASYLUM AVENUE HARTFORD, CT 06105
                     ------------------------------------
                                 (860) 246-1126
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

        Common Shares of Beneficial Interest, $0.01 par value per share
        ---------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
                                     ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [x]                   Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]                   Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                   Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                   Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: 0

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Grove Property Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 1, 2000          EQR-New LLC3
                                (successor by merger)

                                By: EQR-Holding, LLC2, its sole member

                                    By: ERP Operating Limited Partnership,
                                        its sole member

                                        By: Equity Residential Properties Trust,
                                            its general partner

                                            By: /s/ Bradley A. Van Auken
                                                ------------------------
                                                Bradley A. Van Auken
                                                Vice President

















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